Exhibit 99.1

News Announcement

Conference Call:	Today, February 5, 2009 at 10:00 a.m. ET
Dial-in number:	212/231-2903
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS FOURTH

QUARTER REVENUE OF $571.1 MILLION

- Fourth Quarter Non-Cash Impairment Charge of $392.6 Million and

Lobbying Costs of $24.9 Million Result in Net Loss of

$378.6 Million and EBITDA of $119.2 Million -

- Establishes 2009 First Quarter and Full Year Guidance -

Wyomissing, Penn., (February 5, 2009) – Penn National Gaming, Inc. (PENN: Nasdaq) today reported fourth quarter operating results for the three and twelve months ended December 31, 2008, as summarized below:

Summary of Fourth Quarter and Full Year Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
(in millions, except per share data)	2008 Actual	2008 Guidance (2)	2007 Actual	2008 Actual	2008 Guidance (2)	2007 Actual
Net revenues	$571.1	$570.4	$585.8	$2,423.1	$2,422.4	$2,436.8
EBITDA (1)	119.2	145.0	154.6	595.4	621.2	672.7
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, impairment loss, charge for stock compensation, merger termination settlement fees, net of related expenses, and other expenses	(497.8)	(115.1)	(122.4)	(748.7)	(366.1)	(512.6)
Net (loss) income	$(378.6)	$29.9	$32.2	$(153.3)	$255.1	$160.1

Diluted (loss) earnings per common share	$(4.77)	$0.28	$0.36	$(1.81)	$2.75	$1.81
Diluted weighted-average common shares outstanding (3)	79,319	105,420	89,140	84,536	92,591	88,384

(1)          EBITDA is (loss) income from operations, excluding charges for stock compensation, impairment loss, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net (loss) income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as (loss) income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)          The figures in this column present the guidance Penn National Gaming provided on October 27, 2008 for the three and twelve months ended December 31, 2008.

(3)          Since the Company reported a loss from operations for the three and twelve months ended December 31, 2008, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted (loss) earnings per common share.

-more-

Reconciliation of Fourth Quarter and Full Year 2008 Results to Guidance

(in millions)	Three Months Ended December 31, 2008 - Pre-tax	Twelve Months Ended December 31, 2008 - Pre-tax

EBITDA per guidance (1)	$145.0	$621.2

Ohio lobbying expenses	(24.9)	(24.9)
Separation payments	(1.1)	(1.1)
Operations	0.2	0.2
Subtotal	(25.8)	(25.8)

EBITDA as reported	$119.2	$595.4

	Three Months Ended December 31, 2008		Twelve Months Ended December 31, 2008
(in millions)	Pre-Tax	Net of tax	Pre-Tax	Net of tax
Net income per guidance (1)		$29.9		$255.1

Impact of Ohio lobbying, separation payments and operations	(25.8)	(25.5)	(25.8)	(25.5)
Impairment loss	(481.3)	(392.6)	(481.3)	(392.6)
Currency translation/other	4.9	2.8	4.9	2.8
Stock compensation expense	(2.0)	(1.1)	(2.0)	(1.1)
Depreciation/loss on disposal of assets	1.1	0.7	1.1	0.7
Interest expense, net of interest income	3.9	2.3	3.9	2.3
Tax rate impact		5.0		5.0
Rounding		(0.1)		—

Net loss as reported		$(378.6)		$(153.3)

(in millions)	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2008

Diluted share count per guidance	105.4	92.6
Weighted-average shares repurchased	(6.2)	(1.7)
Diluted shares deducted as result of net loss	(19.9)	(6.4)
Diluted shares as reported	79.3	84.5

(1)          These figures present the guidance Penn National Gaming provided on October 27, 2008 for the three and twelve months ended December 31, 2008.

Commenting on the quarterly results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming said, “The results from our properties collectively were in line with our guidance, after reflecting the Ohio referendum and severance expense.

“This quarter’s income has a multitude of issues, as reflected in the net income reconciliation to guidance presented above.  The most notable item is a non-cash impairment loss for goodwill, other intangible assets and fixed assets of $481.3 million pre-tax.  This non-cash charge has no impact on the Company’s credit agreements, as each agreement allows for the exclusion of non-cash charges of this nature.  The primary factors that led to Penn National taking this charge are the decline in the Company’s share price, an overall reduction in industry valuations, and property operating performance in the current economic environment.  This charge is an estimate, as the Company is completing its measurement of the impairment loss amount.  Any adjustment to the estimated loss will be recognized when determined.

“The Company continues to adjust its cost structure in the face of the challenging economic conditions and reduced consumer spending, which we believe are the primary issues affecting business volumes.  Unfortunately, in light of the overall lower levels of consumer spending, during the quarter Penn National had to effect headcount reductions in several markets, which resulted in a $1.1 million charge.   Our company-wide focus on managing expenses also extended to most of our property and all of our corporate employees who did not receive their EBITDA-based bonuses. With our long-term goal of retaining and incentivizing key employees and management, and recognizing that previously issued stock options had lost their retention value, the Board of Directors extended the expiration date for all previous stock option grants by three years resulting in a charge of $2.3 million for the quarter.  We believe that this action was both in the best interest of shareholders and the optimal solution relative to the alternatives of re-pricing the existing options or converting them to restricted stock.  Due to adverse consequences of IRS regulations, certain executives with in the money stock options elected not to take advantage of this extension for their in the money stock options.

“During the fourth quarter, Penn National issued shares of its Series B, zero coupon, Redeemable Preferred Stock due 2015.  Upon issuing the shares, the remaining $775 million of the total $1.25 billion purchase price was released from escrow.  As a result, Penn National ended 2008 with a strong balance sheet with $746.3 million in cash and cash equivalents.

“Additionally, Penn National has no credit facility terminations or bond terminations through the third quarter of 2010, at which time our revolving credit facility terminates.  In addition, our current capital structure affords us the flexibility, if needed, to extend the maturity of $1.6 billion of Term Loan B borrowings from June 2011 to September 2012 by redeeming $200 million of our 6 7/8% subordinated debentures in the second quarter of 2011 or six months earlier than its specified maturity date.  As a result, we have several options available to us which can drive growth in shareholder value, including acquiring gaming assets at attractive multiples, reducing outstanding debt or making further repurchases of our shares, which we believe are attractive.  In our view, our operating discipline, combined with our excellent balance sheet, modest upcoming maintenance and project cap-ex commitments and focus on producing shareholder returns through targeted capital deployment, have positioned the Company to weather — and emerge stronger from — the current environment.

“Penn National’s 2008 fourth quarter revenue reflects the February 2008 opening of Hollywood Casino at Penn National Race Course and the first full quarter’s contribution from the permanent Hollywood Slots Hotel and Raceway in Bangor, Maine.  However, fourth quarter EBITDA at Hollywood Casino at Penn National Race Course was impacted by a promotional offer that a vendor mistakenly directed to a larger than intended mailing list.  Nevertheless, the property has established a strong presence and patronage in central Pennsylvania, and we expect improving results based on better marketing execution and the opening in the fourth quarter of a buffet as well as Final Cut, the facility’s specialty steak house.  While revenue at Hollywood Slots Hotel and

Raceway in Bangor rose over 30% on a year-over-year basis, property EBITDA for the quarter was impacted by lower margins due to the operating costs of the new facility. We are focused on expanding the EBITDA contributions from both of these state-of-the-art racing and gaming facilities as we further rationalize operating costs, fine tune the slot floor mix and player marketing efforts, and adjust food and beverage and entertainment offerings.

“Following the opening in 2008 of the integrated gaming entertainment and racing facilities in Pennsylvania and Maine, as well as the hotel at Charles Town, and with the scheduled completion of the Lawrenceburg expansion and Joliet facility upgrades later this year, Penn National’s project cap-ex commitments amount to approximately $220 million.  The opening of the new two-story Hollywood themed gaming vessel at Argosy Casino Lawrenceburg early in the 2009 third quarter is expected to significantly strengthen our competitive position in the market.  The completely updated facility will feature 1,162 additional gaming positions, better overall amenities and a floor layout that better facilitates customer flow.  In addition, while our initial market analysis in New Mexico suggests that the addition of a hotel at our Black Gold Casino at Zia Park would enhance patronage and operating results at this facility, we are presently evaluating this initiative, which is currently in our 2009 cap-ex schedule, to ensure our investment will generate appropriate returns on capital.

“Penn National also has a pipeline of options for green field development opportunities that complement our recent facility openings and expansions.  Earlier this week, we filed a license application with the Maryland Video Lottery Facility Location Commission to be considered for a Video Lottery Operation License for the Cecil County Zone in Cecil County, Maryland.  We are grateful for the opportunity to work with state and local officials and the Maryland business community to be among the first operators in the state of Maryland and we look forward to working with them to create a distinctive regional entertainment destination that delivers economic benefits to the region and attractive returns for our shareholders.  Conversely, given current market conditions, we have elected not to move forward with our option to purchase a 23-acre parcel along the Route 30 corridor in Atlantic City.

“With extensive renovations and upgrades at virtually every Penn National property over the last few years, our maintenance cap-ex budgets for 2009 and 2010 are also modest at approximately $87.7 million and $92.7 million, respectively.  While the economic environment remains unpredictable, Penn National is poised to generate growing cash flow based on our diversified operating base, excellent balance sheet and modest project and maintenance cap-ex commitments.  We remain confident in our ability to deploy our liquid capital base to generate significant value for our shareholders by continuing to execute on our long-term strategy of expanding and improving our facility portfolio through accretive acquisitions, yield focused investments in existing facilities and the development of greenfield projects.  This approach has served Penn National and its shareholders well and we intend to adhere to these financial and risk management strategies while remaining opportunistic in the current environment.”

Termination of Merger Agreement and Receipt of Funds

On July 3, 2008, Penn National Gaming entered into an agreement with certain affiliates of Fortress Investment Group LLC (NYSE: FIG) (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge”), terminating the merger pursuant to which Penn National Gaming was to be acquired for $67.00 per share. In connection with the termination of the merger agreement, Penn National Gaming agreed to receive a total of $1.475 billion, consisting of a nonrefundable $225 million cash termination fee and a $1.25 billion, zero coupon, preferred equity investment.

Pursuant to the terms of the preferred equity purchase agreement, the purchasers made a nonrefundable $475 million payment to Penn National Gaming on July 3, 2008, in addition to the payment of the nonrefundable $225 million cash termination fee.  Under the terms of the purchase agreement, the purchasers deposited the remaining preferred equity investment purchase consideration into escrow.  On October 30, 2008, Penn National Gaming closed the sale of the $1.25 billion, zero coupon, preferred equity investment, and received the remaining preferred equity investment purchase consideration of $775 million from the escrow agent.

Diluted Share Count Methodology

Reflecting the issuance of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock (as described above), Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing $1.25 billion by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,656,716 shares and 27,777,778 shares depending on the current share price; and

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,656,716 shares (regardless of how much the stock price exceeds $67).

However, since the Company reported a loss from operations for the three and twelve months ended December 31, 2008, it was required by GAAP to use basic weighted-average common shares outstanding, rather than diluted weighted-average common shares outstanding, when calculating diluted earnings per common share.

Share Repurchases

In July 2008, Penn National Gaming’s Board of Directors authorized the repurchase of up to $200 million of the Company’s common stock over the following 24 month period.  Under the terms of the repurchase authorization, purchases may be made from time to time in the open market or in privately negotiated transactions in accordance with applicable securities laws.  The actual number of shares to be purchased will depend upon market conditions.  In the 2008 fourth quarter Penn National Gaming repurchased approximately $120.9 million, or 7.8 million shares, of its common stock in open market transactions, at an average price of $15.51.  In the 2008 third quarter Penn National Gaming repurchased approximately $31.7 million, or 1.2 million shares, of its common stock in open market transactions, at an average price of $27.52.  Reflecting share repurchases to date, the Company has approximately $47.4 million remaining available for repurchases under its current common stock buy-back authorization.

Development and Expansion Projects

The table below outlines Penn National Gaming’s current pipeline of new or expanded facilities:

Project/Scope	New Gaming Positions	Planned Total Budget	Amount Expended through December 31, 2008	Expected Opening Date
		(in millions)
Argosy Casino Lawrenceburg (IN) - New two-level, 270,000 square foot gaming vessel, an additional 1,500 space parking garage and additional surface parking. The Hollywood-themed gaming vessel will allow 3,617 positions on one level, and another 660 positions will be added to the second level, along with a restaurant and other amenities on the gaming vessel.	1,162	$336	$211	Parking Facility - Opened May 2008 Gaming Facility - Early 3rd Quarter 2009

Empress Casino Hotel (IL) - Upgrades to gaming barge, food and beverage offerings and VIP amenities. Project scope also entails exterior improvements including signage, landscaping, building exterior and lighting.	—	$55	$5	4th Quarter 2009

Black Gold Casino at Zia Park (NM) - A 153-room, attached, hotel.	—	$30	$—	Under Evaluation for Acceptable Return

Financial Guidance

The following table sets forth current guidance targets for financial results for the 2009 first quarter and full year, based on the following assumptions:

•                  Economic conditions do not deteriorate further;

•                  The 3% horse racing tax surcharge in Illinois will impact Empress Casino Hotel (Joliet) and Hollywood Casino Aurora for the full year;

•                  Includes a 1.5% increase in the gaming tax rate at Hollywood Casino Baton Rouge;

•                  That the Lawrenceburg facility will open early in the third quarter;

•                  Includes pre-opening costs and the impact of construction disruption at both Argosy Casino Lawrenceburg and Empress Casino Hotel (Joliet);

•                  Continued impact at Charles Town Entertainment Complex of some patronage moves to Hollywood Casino at Penn National Race Course;

•                  The benefit of the elimination of the loss-limit at Argosy Casino Riverside and the detriment to play at Argosy Casino Alton;

•                  A phased opening beginning in the third quarter for the renovations at Empress Casino (Joliet);

•                  Depreciation and amortization charges in 2009 of $196.9 million, with $46.0 million projected to be incurred in the first quarter of 2009.  The anticipated increases over 2008 levels are primarily attributable to the permanent Hollywood Casino at Penn National Race Course facility, the parking garage and new facility at Argosy Casino Lawrenceburg, the Hollywood Slots Hotel and Raceway and the Charles Town Entertainment Complex;

•                  A loss on disposal of assets of $1.7 million in 2009, with $0.4 million of the cost incurred in the first quarter of 2009;

•                  Estimated non-cash stock compensation expenses of $30.5 million for 2009, with $8.8 million of the cost incurred in the first quarter of 2009;

•                  LIBOR borrowings are estimated based on the current forward curve;

•                  Interest income assumes a 0.5% yield on non-operating cash, plus interest income earned from investment in corporate securities, interest income from our JV financings and miscellaneous interest income;

•                  A diluted share count of approximately 110 million shares;

•                  Does not reflect the financial impact of any future share repurchases; and,

•                  There will be no material changes in applicable legislation or regulation, world events, weather, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending March 31,		Full Year Ending December 31,
(in millions, except per share data)	2009 Guidance	2008 Actual	2009 Guidance	2008 Actual
Net revenues	$610.6	$613.5	$2,533.1	$2,423.1
EBITDA (1)	149.7	161.8	625.0	595.4
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, impairment loss, charge for stock compensation, merger termination settlement fees, net of related expenses, and other expenses	(115.9)	(121.1)	(482.0)	(748.7)
Net income (loss) GAAP	$33.8	$40.7	$143.0	$(153.3)
Diluted earnings (loss) per common share	$0.31	$0.46	$1.29	$(1.81)

(1)

EBITDA is (loss) income from operations, excluding charges for stock compensation, impairment loss, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of (loss) earnings from joint venture.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information – Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
Charles Town Entertainment Complex	$109,083	$118,688	$31,476	$36,513
Argosy Casino Lawrenceburg	97,509	113,848	27,163	35,895
Hollywood Casino at Penn National Race Course (2)	58,677	11,289	10,419	(5,176)
Hollywood Casino Aurora	45,313	59,570	16,581	19,837
Empress Casino Hotel	36,444	51,762	8,509	12,142
Argosy Casino Riverside	46,720	44,595	16,055	14,765
Hollywood Casino Baton Rouge	33,546	32,746	14,215	13,260
Argosy Casino Alton	18,884	27,887	3,481	8,650
Hollywood Casino Tunica	19,523	24,507	4,028	6,576
Hollywood Casino Bay St. Louis	25,668	23,127	5,179	3,680
Argosy Casino Sioux City	12,706	12,961	4,480	4,056
Boomtown Biloxi	18,082	18,560	4,531	3,639
Hollywood Slots Hotel and Raceway (3)	14,507	11,054	2,197	3,089
Bullwhackers	4,499	6,382	(665)	813
Black Gold Casino at Zia Park	23,840	21,292	7,567	6,382
Casino Rama management service contract	3,148	4,241	2,865	3,916
Raceway Park	1,467	1,964	(294)	(97)
Sanford-Orlando Kennel Club (4)	1,470	1,368	(205)	37
Earnings from Pennwood Racing, Inc.	—	—	(476)	(342)
Corporate overhead	—	—	(37,921)	(13,001)
Total	$571,086	$585,841	$119,185	$154,634

	NET REVENUES		EBITDA (1)
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Charles Town Entertainment Complex	$477,032	$500,800	$137,945	$151,361
Argosy Casino Lawrenceburg	432,082	478,719	136,062	159,803
Hollywood Casino at Penn National Race Course (2)	224,935	48,488	34,371	(6,538)
Hollywood Casino Aurora	198,693	251,877	64,516	82,405
Empress Casino Hotel	168,663	225,794	41,094	50,675
Argosy Casino Riverside	186,132	174,426	63,533	56,713
Hollywood Casino Baton Rouge	131,013	135,869	53,690	56,100
Argosy Casino Alton	84,040	119,166	19,829	37,625
Hollywood Casino Tunica	88,540	103,858	21,390	27,148
Hollywood Casino Bay St. Louis	101,997	96,622	21,665	17,954
Argosy Casino Sioux City	54,774	54,417	19,078	17,762
Boomtown Biloxi	75,701	86,159	21,063	24,035
Hollywood Slots Hotel and Raceway (3)	55,780	46,689	10,724	13,737
Bullwhackers	22,128	28,882	(783)	3,350
Black Gold Casino at Zia Park (5)	90,255	58,572	32,452	20,203
Casino Rama management service contract	16,725	17,273	15,183	15,899
Raceway Park	7,549	7,814	(995)	(803)
Sanford-Orlando Kennel Club (4)	7,014	1,368	(131)	37
Earnings from Pennwood Racing, Inc.	—	—	(1,526)	(99)
Corporate overhead	—	—	(93,782)	(54,640)
Total	$2,423,053	$2,436,793	$595,378	$672,727

(1)

EBITDA is (loss) income from operations, excluding charges for stock compensation, impairment loss, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture. A reconciliation of net (loss) income per GAAP to EBITDA, as well as (loss) income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)

Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(3)	On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.
(4)	Results for the three and twelve months ended December 31, 2007 reflect the October 17, 2007 acquisition effective date.
(5)	Results for the twelve months ended December 31, 2007 reflect the April 16, 2007 acquisition effective date.

Reconciliation of EBITDA to Net (Loss) Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
EBITDA	$119,185	$154,634	$595,378	$672,727
Loss from joint venture	476	342	1,526	99
Depreciation and amortization	(44,347)	(37,694)	(173,545)	(147,915)
Charge for stock compensation	(8,338)	(6,281)	(26,857)	(25,465)
Impairment loss	(481,333)	—	(481,333)	—
Loss on disposal of assets	(611)	(271)	(1,610)	(1,637)
(Loss) income from operations	$(414,968)	$110,730	$(86,441)	$497,809
Interest expense	(40,196)	(48,207)	(169,827)	(198,059)
Interest income	6,406	831	8,362	4,016
Loss from joint venture	(476)	(342)	(1,526)	(99)
Merger termination settlement fees, net of related expenses	(45)	—	195,426	—
Other	4,901	(3,086)	6,421	(11,427)
Taxes on income	65,805	(27,703)	(105,738)	(132,187)
Net (loss) income	$(378,573)	$32,223	$(153,323)	$160,053

Reconciliation of Income (Loss) from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended December 31, 2008

	Income (loss) from operations	Charge for stock compensation	Impairment Loss	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$25,631	$—	$—	$5,845	$—	$—	$31,476
Argosy Casino Lawrenceburg	(191,544)	—	214,100	4,606	1	—	27,163
Hollywood Casino at Penn National Race Course (1)	3,641	—	—	6,778	—	—	10,419
Hollywood Casino Aurora	(29,060)	—	43,696	1,932	13	—	16,581
Empress Casino Hotel	(88,125)	—	94,377	2,332	(75)	—	8,509
Argosy Casino Riverside	12,512	—	—	3,497	46	—	16,055
Hollywood Casino Baton Rouge	11,872	—	—	2,260	83	—	14,215
Argosy Casino Alton	(12,044)	—	14,116	1,405	4	—	3,481
Hollywood Casino Tunica	2,366	—	—	1,689	(27)	—	4,028
Hollywood Casino Bay St. Louis	1,106	—	—	3,508	565	—	5,179
Argosy Casino Sioux City	3,361	—	—	1,119	—	—	4,480
Boomtown Biloxi	1,668	—	—	2,862	1	—	4,531
Hollywood Slots Hotel and Raceway (2)	(83,479)	—	82,654	3,022	—	—	2,197
Bullwhackers	(15,296)	—	14,185	447	(1)	—	(665)
Black Gold Casino at Zia Park	6,517	—	—	1,050	—	—	7,567
Casino Rama management service contract	2,865	—	—	—	—	—	2,865
Raceway Park	(389)	—	—	95	—	—	(294)
Sanford-Orlando Kennel Club	(336)	—	—	131	—	—	(205)
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	(476)	(476)
Corporate overhead	(66,234)	8,338	18,205	1,769	1	—	(37,921)
Total	$(414,968)	$8,338	$481,333	$44,347	$611	$(476)	$119,185

Three Months Ended December 31, 2007

	Income (loss) from operations	Charge for stock compensation	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$31,030	$—	$5,796	$(313)	$—	$36,513
Argosy Casino Lawrenceburg	31,657	—	4,306	(68)	—	35,895
Hollywood Casino at Penn National Race Course (1)	(5,560)	—	413	(29)	—	(5,176)
Hollywood Casino Aurora	17,843	—	1,994	—	—	19,837
Empress Casino Hotel	9,037	—	3,107	(2)	—	12,142
Argosy Casino Riverside	10,943	—	3,792	30	—	14,765
Hollywood Casino Baton Rouge	10,971	—	2,144	145	—	13,260
Argosy Casino Alton	6,856	—	1,794	—	—	8,650
Hollywood Casino Tunica	4,740	—	1,846	(10)	—	6,576
Hollywood Casino Bay St. Louis	180	—	3,500	—	—	3,680
Argosy Casino Sioux City	2,896	—	1,128	32	—	4,056
Boomtown Biloxi	434	—	2,687	518	—	3,639
Hollywood Slots Hotel and Raceway (2)	2,039	—	1,050	—	—	3,089
Bullwhackers	320	—	528	(35)	—	813
Black Gold Casino at Zia Park	5,146	—	1,236	—	—	6,382
Casino Rama management service contract	3,916	—	—	—	—	3,916
Raceway Park	(183)	—	86	—	—	(97)
Sanford Orlando Kennel Club (3)	(3)	—	40	—	—	37
Earnings from Pennwood Racing, Inc.	—	—	—	—	(342)	(342)
Corporate overhead	(21,532)	6,281	2,247	3	—	(13,001)
Total	$110,730	$6,281	$37,694	$271	$(342)	$154,634

(1)

Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(2)	On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.

(3)	Results for the three months ended December 31, 2007 reflect the October 17, 2007 acquisition effective date.

Reconciliation of Income (Loss) from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Twelve Months Ended December 31, 2008

	Income (loss) from operations	Charge for stock compensation	Impairment Loss	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$114,726	$—	$—	$23,182	$37	$—	$137,945
Argosy Casino Lawrenceburg	(96,094)	—	214,100	17,951	105	—	136,062
Hollywood Casino at Penn National Race Course (1)	11,530	—	—	22,830	11	—	34,371
Hollywood Casino Aurora	13,009	—	43,696	7,795	16	—	64,516
Empress Casino Hotel	(63,922)	—	94,377	10,680	(41)	—	41,094
Argosy Casino Riverside	48,526	—	—	14,941	66	—	63,533
Hollywood Casino Baton Rouge	43,829	—	—	9,236	625	—	53,690
Argosy Casino Alton	(301)	—	14,116	5,990	24	—	19,829
Hollywood Casino Tunica	14,363	—	—	7,003	24	—	21,390
Hollywood Casino Bay St. Louis	6,025	—	—	15,065	575	—	21,665
Argosy Casino Sioux City	14,634	—	—	4,446	(2)	—	19,078
Boomtown Biloxi	9,753	—	—	11,178	132	—	21,063
Hollywood Slots Hotel and Raceway (2)	(79,922)	—	82,654	7,992	—	—	10,724
Bullwhackers	(16,922)	—	14,185	1,934	20	—	(783)
Black Gold Casino at Zia Park	27,755	—	—	4,697	—	—	32,452
Casino Rama management service contract	15,183	—	—	—	—	—	15,183
Raceway Park	(1,368)	—	—	373	—	—	(995)
Sanford-Orlando Kennel Club	(725)	—	—	594	—	—	(131)
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	(1,526)	(1,526)
Corporate overhead	(146,520)	26,857	18,205	7,658	18	—	(93,782)
Total	$(86,441)	$26,857	$481,333	$173,545	$1,610	$(1,526)	$595,378

Twelve Months Ended December 31, 2007

	Income (loss) from operations	Charge for stock compensation	Depreciation and amortization	(Gain) loss on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$127,277	$—	$24,398	$(314)	$—	$151,361
Argosy Casino Lawrenceburg	142,690	—	17,202	(89)	—	159,803
Hollywood Casino at Penn National Race Course (1)	(9,451)	—	1,569	1,344	—	(6,538)
Hollywood Casino Aurora	73,914	—	8,491	—	—	82,405
Empress Casino Hotel	38,821	—	12,243	(389)	—	50,675
Argosy Casino Riverside	42,388	—	14,367	(42)	—	56,713
Hollywood Casino Baton Rouge	47,417	—	8,469	214	—	56,100
Argosy Casino Alton	29,709	—	7,915	1	—	37,625
Hollywood Casino Tunica	19,536	—	7,578	34	—	27,148
Hollywood Casino Bay St. Louis	4,850	—	13,067	37	—	17,954
Argosy Casino Sioux City	13,259	—	4,471	32	—	17,762
Boomtown Biloxi	12,979	—	10,567	489	—	24,035
Hollywood Slots Hotel and Raceway (2)	9,523	—	4,214	—	—	13,737
Bullwhackers	1,149	—	2,218	(17)	—	3,350
Black Gold Casino at Zia Park (4)	16,702	—	3,501	—	—	20,203
Casino Rama management service contract	15,899	—	—	—	—	15,899
Raceway Park	(1,119)	—	318	(2)	—	(803)
Sanford Orlando Kennel Club (3)	(3)	—	40	—	—	37
Earnings from Pennwood Racing, Inc.	—	—	—	—	(99)	(99)
Corporate overhead	(87,731)	25,465	7,287	339	—	(54,640)
Total	$497,809	$25,465	$147,915	$1,637	$(99)	$672,727

(1)  Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

(2)  On July 1, 2008, the permanent Hollywood Slots at Bangor facility, which is called the Hollywood Slots Hotel and Raceway, was opened.

(3)  Results for the twelve months ended December 31, 2007 reflect the October 17, 2007 acquisition effective date

(4)  Results for the twelve months ended December 31, 2007 reflect the April 16, 2007 acquisition effective date.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

Revenues
Gaming	$521,045	$533,853	$2,206,500	$2,227,944
Management service fee	3,148	4,241	16,725	17,273
Food, beverage and other	82,166	81,438	334,206	320,520

Gross revenues	606,359	619,532	2,557,431	2,565,737
Less promotional allowances	(35,273)	(33,691)	(134,378)	(128,944)
Net revenues	571,086	585,841	2,423,053	2,436,793

Operating expenses
Gaming	275,814	276,766	1,163,458	1,155,062
Food, beverage and other	63,558	63,647	264,012	247,576
General and administrative	121,002	97,004	427,146	388,431
Impairment loss	481,333	—	481,333	—
Depreciation and amortization	44,347	37,694	173,545	147,915
Total operating expenses	986,054	475,111	2,509,494	1,938,984
(Loss) income from operations	(414,968)	110,730	(86,441)	497,809

Other income (expenses)
Interest expense	(40,196)	(48,207)	(169,827)	(198,059)
Interest income	6,406	831	8,362	4,016
Loss from joint venture	(476)	(342)	(1,526)	(99)
Merger termination settlement fees, net of related expenses	(45)	—	195,426	—
Other	4,901	(3,086)	6,421	(11,427)
Total other expenses	(29,410)	(50,804)	38,856	(205,569)

(Loss) income from operations before income taxes	(444,378)	59,926	(47,585)	292,240
Taxes on income	(65,805)	27,703	105,738	132,187
Net (loss) income	$(378,573)	$32,223	$(153,323)	$160,053

Basic (loss) earnings per common share	$(4.77)	$0.37	$(1.81)	$1.87
Diluted (loss) earnings per common share	$(4.77)	$0.36	$(1.81)	$1.81

Weighted-average common shares outstanding

Basic	79,319	86,295	84,536	85,578
Diluted	79,319	89,140	84,536	88,384

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, impairment loss, depreciation and amortization, gain or loss on disposal of assets, merger termination settlement fees (net of related expenses) and other expenses, and inclusive of loss) from joint venture, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net (loss) income per GAAP.  A reconciliation of the Company’s EBITDA to net (loss) income per GAAP, as well as the Company’s EBITDA to (loss) income from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to (loss) income from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to (loss) income from operations per GAAP, rather than net (loss) income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2903; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until March 7, 2009 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21411583.  A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature over 25,400 slot machines, approximately 400 table games, over 2,000 hotel rooms and more than 930,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities) in the jurisdictions in which we do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays and increased cost of labor and materials; the existence of attractive acquisition candidates and development opportunities, the costs and risks involved in the pursuit of those acquisitions and development opportunities and our ability to integrate those acquisitions; the availability and cost of financing; the impact of market conditions or applicable legal restrictions on the Company’s intention to repurchase shares of its common stock; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress Investment Group LLC (“Fortress”) and Centerbridge Partners, L.P. (“Centerbridge”); the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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